                                                 Exhibit 99.1

BARINGS BDC, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS AND
ANNOUNCES INCREASE IN QUARTERLY CASH DIVIDEND TO $0.25 PER SHARE
CHARLOTTE, N.C., February 23, 2023 - Barings BDC, Inc. (NYSE: BBDC) (“Barings BDC” or the “Company”) today reported its financial and operating results for the fourth quarter and full year of 2022 and announced that the Company’s Board of Directors declared a quarterly cash dividend of $0.25 per share.
Highlights

Income Statement	Three Months Ended December 31, 2022		Three Months Ended September 30, 2022		Full Year Ended December 31, 2022
(dollars in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(2)	Total Amount	Per Share(3)
Net investment income	$37.0	$0.34	$27.9	$0.26	$115.7	$1.12
Net realized gains	$16.7	$0.15	$7.9	$0.07	$12.9	$0.13
Net unrealized depreciation	$(55.7)	$(0.51)	$(26.1)	$(0.24)	$(123.0)	$(1.20)
Net increase (decrease) in net assets resulting from operations	$(1.3)	$(0.01)	$9.9	$0.09	$4.7	$0.05
Dividends paid		$0.24		$0.24		$0.95
(1) Based on weighted average shares outstanding during the period of 108,604,645.
(2) Based on weighted average shares outstanding during the period of 109,272,489.
(3) Based on weighted average shares outstanding during the period of 102,911,986.

Investment Portfolio and Balance Sheet
(dollars in millions, except per share data)	As of December 31, 2022	As of September 30, 2022	As of December 31, 2021
Investment portfolio at fair value	$2,448.9	$2,332.5	$1,800.6
Weighted average yield on performing debt investments (at principal amount)	9.7%	8.6%	7.2%

Total assets	$2,710.0	$2,647.0	$2,160.9
Debt outstanding (principal)	$1,454.1	$1,376.0	$1,380.2
Total net assets (equity)	$1,192.3	$1,228.1	$741.9
Net asset value per share	$11.05	$11.28	$11.36
Debt-to-equity ratio	1.22x	1.12x	1.86x
Net debt-to-equity ratio (adjusted for unrestricted cash and net unsettled transactions)	1.12x	0.99x	1.49x
Fourth Quarter 2022 Results
Commenting on the quarter, Eric Lloyd, Chief Executive Officer, stated, “Amidst a volatile and uncertain economic backdrop, Barings BDC continued to drive net portfolio growth, increased revenue, and higher net investment income per share. Our diversified investment portfolio continues to perform well, and we expect that increasing base rates will continue to drive our portfolio yield higher, while our incentive fee ‘look back’ ensures alignment with our shareholders in the event of unrealized depreciation resulting from increasing yields, as we experienced in the fourth quarter.”
During the three months ended December 31, 2022, the Company reported total investment income of $63.5 million, net investment income of $37.0 million, or $0.34 per share, and a net decrease in net assets resulting from operations of $1.3 million, or $0.01 per share.

Net asset value (“NAV”) per share as of December 31, 2022 was $11.05, as compared to $11.28 as of September 30, 2022. The decrease in NAV per share from September 30, 2022 to December 31, 2022 was primarily attributed to net unrealized depreciation on the Company’s investment portfolio, credit support agreements and foreign currency transactions of approximately $0.51 per share, partially offset by a net realized gain on investments and foreign currency transactions of $0.15 per share, share repurchases of $0.02 per share and net investment income exceeding the Company’s fourth quarter dividend by $0.10 per share.

Jonathan Landsberg, Chief Financial Officer, stated, “We continue to benefit from rising base rates as the weighted-average yield on our debt investments expanded meaningfully again in the fourth quarter. Moreover, our current net leverage ratio of 1.12x is in the middle of our target range, and we have ample liquidity to take advantage of the attractive risk-adjusted returns available in the current environment. As a result of our stronger earnings profile, our Board of Directors declared a first quarter dividend of $0.25 per share, a $0.01 increase over the fourth quarter dividend, and representing a 9.0% yield on our December 31, 2022 net asset value of $11.05 per share. In addition, our Board of Directors authorized a new stock repurchase plan to repurchase up to $30 million of Barings BDC common stock at prices below then-current NAV per share. There is a clear benefit to purchasing shares below NAV, and share repurchases remain an important part of our long-term capital allocation process.”
Recent Portfolio Activity
During the three months ended December 31, 2022, the Company made 26 new investments totaling $203.6 million and made investments in existing portfolio companies totaling $36.8 million. The Company had 8 loans repaid totaling $79.3 million, received $13.0 million of portfolio company principal payments and received $12.0 million of return of capital from its joint ventures. In addition, the Company sold $2.1 million of loans, recognizing a net realized loss on these transactions of $1.8 million. Lastly, the Company received proceeds related to the sale of equity investments totaling $6.1 million and recognized a net realized gain on such sales of $1.3 million.
During the three months ended December 31, 2022, the Company recorded net unrealized depreciation totaling $55.7 million, consisting of net unrealized depreciation on its current portfolio of $11.8 million, unrealized depreciation related to foreign currency transactions of $44.7 million and unrealized depreciation reclassification adjustments of $3.2 million related to the net realized gains on the sales/repayments of certain investments, net of unrealized appreciation of $3.1 million on the MVC credit support agreement with Barings, unrealized appreciation of $0.5 million on the Sierra credit support agreement with Barings and a deferred tax asset of $0.4 million. The net unrealized depreciation on the Company’s current portfolio of $11.8 million was driven primarily by credit or fundamental performance of investments of $26.2 million and broad market moves for investments of $19.4 million, partially offset by the impact of foreign currency exchange rates on investments of $33.8 million.
Liquidity and Capitalization
As of December 31, 2022, the Company had cash and foreign currencies of $139.4 million, $729.1 million of borrowings outstanding under its $1.1 billion senior secured revolving credit agreement and $725.0 million aggregate principal amount of unsecured notes outstanding, partially offset by a net payable from unsettled transactions of $15.6 million.
Share Repurchase Program
In connection with the completion of the Company’s acquisition of Sierra Income Corporation on February 25, 2022, the Company committed to make open-market purchases of shares of its common stock in an aggregate amount of up to $30.0 million at then-current market prices at any time shares trade below 90% of the Company’s then most recently disclosed NAV per share. Any repurchases pursuant to the authorized program were to occur during the 12-month period commencing on April 1, 2022 and were made in accordance with a Rule 10b5-1 purchase plan that qualifies for the safe harbors provided by Rules 10b5-1 and 10b-18 under the Exchange Act, as well as subject to compliance with the Company’s covenant and regulatory requirements. As of December 31, 2022, the Company had repurchased the maximum amount of $30.0 million of common stock authorized under the Sierra share repurchase program. In total under the Sierra share repurchase program, the Company repurchased a total of 3,179,168 shares of its common stock in the open market at an average price of $9.44 per share, including broker commissions.
On February 23, 2023, the Board authorized a new 12-month share repurchase program. Under the program, the Company may repurchase, during the 12-month period commencing on March 1, 2023, up to $30.0 million in the aggregate of its outstanding common stock in the open market at prices below the then-current NAV per share. The timing, manner, price and amount of any share repurchases will be determined by the Company, in its discretion, based upon the evaluation of economic and market conditions, the Company’s stock price, applicable legal, contractual and regulatory requirements and other factors. The program is expected to be in effect until March 1, 2024, unless extended or until the aggregate repurchase amount that has been approved by the Board has been expended. The program does not require the Company to repurchase any specific number of shares, and the Company cannot assure stockholders that any shares will be repurchased under the program. The program may be suspended, extended, modified or discontinued at any time.
Dividend Information
The Board declared a quarterly cash dividend of $0.25 per share.
The Company’s first quarter dividend is payable as follows:
First Quarter 2023 Dividend:
Amount per share:         $0.25
Record date:             March 8, 2023
Payment date:             March 15, 2023
Dividend Reinvestment Plan
Barings BDC has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends and distributions on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend or distribution, stockholders who have not opted out of the DRIP will have their cash dividends or distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.
When the Company declares and pays dividends and distributions, it determines the allocation of the distribution between current income, accumulated income, capital gains and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP”). At each year end, the Company is required for tax purposes to determine the allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes. The tax status of the Company’s distributions can be found on the Investor Relations page of its website.
Subsequent Events
Subsequent to December 31, 2022, the Company made approximately $118.9 million of new commitments, of which $74.0 million closed and funded. The $74.0 million of investments consists of $18.1 million of first lien senior secured debt investments, $10.9 million of equity investments and a $45.0 million preferred equity co-investment alongside certain affiliates in a portfolio company focused on directly originated, litigation finance loans to mass tort law firms. The weighted average yield of the debt investments was 10.8%. In addition, the Company funded $4.4 million of previously committed revolvers and delayed draw term loans.
Conference Call to Discuss Fourth Quarter and Full Year 2022 Results
Barings BDC has scheduled a conference call to discuss fourth quarter and full year 2022 financial and operating results for Friday, February 24, 2023, at 9:00 a.m. ET.
To listen to the call, please dial 877-407-8831 or 201-493-6736 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until March 3, 2023. To access the replay, please dial 877-660-6853 or 201-612-7415 and enter conference ID 13735384.
This conference call will also be available via a live webcast on the investor relations section of Barings BDC’s website at https://ir.barings.com/ir-calendar. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company's website until March 3, 2023.
Forward-Looking Statements
Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Barings BDC’s future performance or financial condition. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations or beliefs, and which are subject to risks and uncertainties that may cause actual results to differ materially. Forward-looking statements include, but are not limited to, the Company’s projected net investment income and earnings, the Company’s distribution levels and frequency of distributions, the Company’s share repurchase activity, and the ability of Barings LLC to manage Barings BDC and identify investment opportunities, all of which are subject to change at any time based upon economic, market or other conditions, and may not be relied upon as investment advice or an indication of

Barings BDC’s trading intent. More information on the risks and other potential factors that could affect Barings BDC’s financial results and future events, including important factors that could cause actual results or events to differ materially from plans, estimates or expectations included herein or discussed on the webcast/conference call, is included in Barings BDC’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Barings BDC’s most recently filed annual report on Form 10-K, as well as in subsequent filings, including Barings BDC’s quarterly reports on Form 10-Q. In addition, there is no assurance that Barings BDC or any of its affiliates will purchase additional shares of Barings BDC at any specific discount levels or in any specific amounts. There is no assurance that the market price of Barings BDC’s shares, either absolutely or relative to net asset value, will increase as a result of any share repurchases, or that any repurchase plan will enhance stockholder value over the long term.
Non-GAAP Financial Measures
To provide additional information about the Company’s results, the Company’s management has discussed in this press release the Company’s net debt (calculated as (i) total debt less (ii) unrestricted cash and foreign currencies (excluding restricted cash) net of net payables/receivables from unsettled transactions) and its net debt-to-equity ratio (calculated as net debt divided by total net assets), which are not prepared in accordance with GAAP. These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate its leverage and financial condition and believes the presentation of these measures enhances investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s leverage and ability to take on additional debt. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company’s results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Item 10(e) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.
About Barings BDC
Barings BDC, Inc. (NYSE: BBDC) is a publicly traded, externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Barings BDC seeks to invest primarily in senior secured loans in middle-market companies that operate across a wide range of industries. Barings BDC’s investment activities are managed by its investment adviser, Barings LLC, a leading global asset manager based in Charlotte, NC with $347+ billion* of AUM firm-wide. For more information, visit www.baringsbdc.com.
About Barings LLC
Barings is a $347+ billion* global investment manager sourcing differentiated opportunities and building long-term portfolios across public and private fixed income, real estate, and specialist equity markets. With investment professionals based in North America, Europe and Asia Pacific, the firm, a subsidiary of MassMutual, aims to serve its clients, communities and employees, and is committed to sustainable practices and responsible investment. Learn more at www.barings.com.
*Assets under management as of December 31, 2022
Media Contact:
MediaRelations@barings.com
Investor Relations:
BDCinvestorrelations@barings.com, 888-401-1088

Barings BDC, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2022	2021
Assets:
Investments at fair value:
Non-Control / Non-Affiliate investments (cost of $2,191,345 and $1,494,031 as of December 31, 2022 and 2021, respectively)	$2,052,614	$1,490,113
Affiliate investments (cost of $275,482 and $267,967 as of December 31, 2022 and 2021, respectively)	289,993	288,069
Control investments (cost of $95,571 and $25,826 as of December 31, 2022 and 2021, respectively)	106,328	22,412
Total investments at fair value	2,448,935	1,800,594
Cash	96,160	49,987
Foreign currencies (cost of $42,627 and $34,069 as of December 31, 2022 and 2021, respectively)	43,255	34,266
Interest and fees receivable	42,738	33,645
Prepaid expenses and other assets	1,079	3,356
Credit support agreements (cost of $58,000 and $13,600 as of December 31, 2022 and 2021, respectively)	53,086	15,400
Derivative assets	1,508	941
Deferred financing fees	3,224	2,985
Receivable from unsettled transactions	19,972	219,732
Total assets	$2,709,957	$2,160,906
Liabilities:
Accounts payable and accrued liabilities	$971	$2,341
Interest payable	7,635	5,704
Administrative fees payable	677	750
Base management fees payable	7,981	5,422
Incentive management fees payable	—	4,067
Derivative liabilities	16,677	1,160
Payable from unsettled transactions	35,565	26,786
Borrowings under credit facilities	729,144	655,189
Notes payable (net of deferred financing fees)	718,978	717,556
Total liabilities	1,517,628	1,418,975
Commitments and contingencies
Net Assets:
Common stock, $0.001 par value per share (150,000,000 shares authorized, 107,916,166 and 65,316,085 shares issued and outstanding as of December 31, 2022 and 2021, respectively)	108	65
Additional paid-in capital	1,855,975	1,027,687
Total distributable loss	(663,754)	(285,821)
Total net assets	1,192,329	741,931
Total liabilities and net assets	$2,709,957	$2,160,906
Net asset value per share	$11.05	$11.36

Barings BDC, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended (Unaudited)		Full Year Ended
	December 31,	September 30,	December 31,
	2022	2022	2022
Investment income:
Interest income:
Non-Control / Non-Affiliate investments	$47,299	$39,994	$158,927
Affiliate investments	357	278	1,218
Control investments	340	367	1,343
Total interest income	47,996	40,639	161,488
Dividend income:
Non-Control / Non-Affiliate investments	823	1,113	2,122
Affiliate investments	6,537	6,792	28,082
Total dividend income	7,360	7,905	30,204
Fee and other income:
Non-Control / Non-Affiliate investments	4,210	4,249	15,606
Affiliate investments	73	29	141
Control investments	51	43	(824)
Total fee and other income	4,334	4,321	14,923
Payment-in-kind interest income:
Non-Control / Non-Affiliate investments	3,165	2,757	10,280
Affiliate investments	203	224	564
Control investments	214	286	1,278
Total payment-in-kind interest income	3,582	3,267	12,122
Interest income from cash	201	174	392
Total investment income	63,473	56,306	219,129
Operating expenses:
Interest and other financing fees	16,695	15,341	56,865
Base management fee	7,981	8,267	29,501
Incentive management fees	—	1,825	6,579
General and administrative expenses	1,231	2,961	9,917
Total operating expenses	25,907	28,394	102,862
Net investment income before taxes	37,566	27,912	116,267
Income taxes, including excise tax expense	605	—	611
Net investment income after taxes	$36,961	$27,912	$115,656

Barings BDC, Inc. Consolidated Statements of Operations - (Continued) (in thousands, except share and per share data)
	Three Months Ended (Unaudited)		Full Year Ended
	December 31,	September 30,	December 31,
	2022	2022	2022
Realized gains (losses) and unrealized appreciation (depreciation) on investments, credit support agreements and foreign currency transactions:
Net realized gains (losses):
Non-Control / Non-Affiliate investments	$(1,372)	$(8,257)	$(16,580)
Affiliate investments	—	—	101
Control investments	865	(773)	(722)
Net realized gains (losses) on investments	(507)	(9,030)	(17,201)
Distributions of realized gains by controlled investment companies	—	6,181	6,181
Foreign currency transactions	17,171	10,711	23,881
Net realized gains (losses)	16,664	7,862	12,861
Net unrealized appreciation (depreciation):
Non-Control / Non-Affiliate investments	(9,273)	(29,481)	(132,771)
Affiliate investments	(157)	(320)	(916)
Control investments	(5,206)	(16,991)	9,498
Net unrealized appreciation (depreciation) on investments	(14,636)	(46,792)	(124,189)
Credit support agreements	3,606	3,440	(6,714)
Foreign currency transactions	(44,701)	17,231	7,862
Net unrealized appreciation (depreciation)	(55,731)	(26,121)	(123,041)
Net realized gains (losses) and unrealized appreciation (depreciation) on investments, credit support agreements and foreign currency transactions	(39,067)	(18,259)	(110,180)
Benefit from (provision for) taxes	855	240	(795)
Net increase (decrease) in net assets resulting from operations	$(1,251)	$9,893	$4,681
Net investment income per share — basic and diluted	$0.34	$0.26	$1.12
Net increase (decrease) in net assets resulting from operations per share — basic and diluted	$(0.01)	$0.09	$0.05
Dividends / distributions per share:
Total dividends / distributions	$0.24	$0.24	$0.95
Weighted average number of shares outstanding — basic and diluted	108,604,645	109,272,489	102,911,986

Barings BDC, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2022	2021	2020
Cash flows from operating activities:
Net increase in net assets resulting from operations	$4,681	$77,685	$8,177
Adjustments to reconcile net increase in net assets resulting from operations to net cash provided by (used in) operating activities:
Purchases of portfolio investments	(1,162,247)	(1,461,057)	(881,171)
Acquisition of MVC Capital, net of cash acquired	—	—	(96,720)
Net cash acquired from Sierra merger (cash consideration paid)	101,896	—	—
Transaction costs from Sierra merger	(8,127)	—	—
Repayments received / sales of portfolio investments	1,041,370	943,867	684,531
Purchases of short-term investments	—	(297,561)	(1,182,185)
Sales of short-term investments	—	363,118	1,213,198
Loan origination and other fees received	20,120	30,504	19,193
Net realized (gain) loss on investments	11,020	(2,645)	38,302
Net realized (gain) loss on foreign currency transactions	(23,881)	6,025	(12)
Net unrealized (appreciation) depreciation on investments	124,189	(3,029)	(28,711)
Net unrealized (appreciation) depreciation of CSAs	6,714	(1,800)	—
Net unrealized (appreciation) depreciation on foreign currency transactions	(7,862)	(17,276)	10,161
Payment-in-kind interest / dividends	(12,307)	(10,795)	(1,348)
Amortization of deferred financing fees	3,053	1,620	1,478
Loss on extinguishment of debt	—	—	3,089
Accretion of loan origination and other fees	(11,538)	(9,444)	(2,717)
Amortization / accretion of purchased loan premium / discount	(2,322)	(4,646)	(1,806)
Payments for derivative contracts	(5,628)	(2,362)	(20)
Proceeds from derivative contracts	30,768	1,984	210
Changes in operating assets and liabilities:
Interest and fees receivable	(14,597)	(14,472)	(4,214)
Prepaid expenses and other assets	(3,214)	(2,198)	(45)
Accounts payable and accrued liabilities	(7,756)	2,446	3,891
Interest payable	1,935	3,483	(1,412)
Net cash provided by (used in) operating activities	86,267	(396,553)	(218,131)
Cash flows from financing activities:
Borrowings under credit facilities	244,657	455,732	636,707
Repayments of credit facilities	(148,061)	(506,580)	(280,523)
Repayments of debt securitization	—	—	(318,210)
Proceeds from notes	—	500,000	225,000
Redemption of notes	—	—	(95,472)
Financing fees paid	(1,870)	(7,274)	(774)
Net proceeds related to issuance of common stock for MVC acquisition	—	—	160,354
Purchases of shares in repurchase plan	(32,105)	—	(7,131)
Cash dividends / distributions paid	(93,726)	(53,559)	(31,325)
Net cash provided by (used in) financing activities	(31,105)	388,319	288,626
Net increase (decrease) in cash and foreign currencies	55,162	(8,234)	70,495
Cash and foreign currencies, beginning of year	84,253	92,487	21,992
Cash and foreign currencies, end of year	$139,415	$84,253	$92,487

Barings BDC, Inc. Consolidated Statements of Cash Flows - (Continued) (in thousands)
	Year Ended December 31,
	2022	2021	2020
Supplemental Information:
Cash paid for interest	$50,641	$27,203	$16,697
Excise taxes paid during the period	$—	$71	$86
Supplemental non-cash information
Acquisitions:
Fair value of net assets acquired, net of cash	(435,812)	—	171,242
Transaction costs	2,433	—	7,600
Common stock issued in acquisition of net assets	499,418	—	160,354
Credit support agreement	(44,400)	—	(13,600)
Deemed contribution - from Adviser	27,730	—	3,255
Deemed contributions - CSA	44,400	—	13,600

Barings BDC, Inc.
Unaudited Reconciliation of Debt to Net Debt and Calculation of Net Debt-to-Equity Ratio
(in thousands, except ratios)

	December 31, 2022		September 30, 2022		December 31, 2021
Total debt (principal)	$1,454,144		$1,375,989		$1,380,189
minus: Cash and foreign currencies (excluding restricted cash)	(139,415)		(137,323)		(84,254)
plus: Payable from unsettled transactions	35,565		18,768		26,786
minus: Receivable from unsettled transactions	(19,972)		(46,880)		(219,732)
Total net debt(1)	$1,330,322		$1,210,554		$1,102,989

Total net assets	$1,192,329		$1,228,061		$741,931

Total net debt-to-equity ratio(1)	1.12	x	0.99	x	1.49	x
(1) See the “Non-GAAP Financial Measures” section of this press release.